Exhibit 10.9

January 14, 2025

Dear Todd Elliott:

Congratulations! I am pleased to offer you the position of SVP, Engineered Materials for Celanese Corporation reporting to Scott Richardson, President & CEO. Your position will be based at our Irving, Texas office. We are confident that you will be a great addition to Celanese, and we are thrilled to have you join the team! This letter outlines the basic components of your offer.

Base Salary
Your base salary will be $675,000.00 per year and will be payable on a bi-weekly basis in accordance with the Company's normal payroll practice. In addition to offering a competitive base salary, we offer bonus and equity opportunities, as well as best-in-class benefits outlined below.

Annual Bonus
You will be eligible to participate in the Company's annual Executive incentive plan. Our bonus plan uses both financial and non-financial measures and your personal performance to determine your actual bonus payout each year. For 2025, your annual bonus opportunity at Target will be 80% of your eligible wages (the "Target"). A personal performance modifier also currently allows for an additional adjustment of your planned bonus payout to reflect your individual performance relative to your annual objectives.

You must be employed by Celanese at the time, in general, such bonus payments are made in March of the following year, to remain eligible to receive the bonus payout.

Long-Term Incentive Awards
Celanese currently delivers Long-Term Incentive (LTI) compensation to select employees through annual grants of equity awards. Annual LTI awards are planned to occur in the first quarter of each calendar year. Each year, the Compensation Committee evaluates the level of awards and the mix among various stock-based vehicles. You will be eligible and considered for an annual LTI award consistent with your position at the Company and your individual contribution and performance.

For the 2025 compensation cycle, you will be granted a $1,700,000.00 award per the current LTI plan design subject to approval of the Compensation Committee of the Board of Directors at the next meeting following your start date. This plan design includes 70% Performance-Based Restricted Stock Units (Performance-Based RSUs) and 30% Stock Options.

Employee Benefits
During your employment, you will be entitled to participate in the Company's employee benefit plans as in effect from time to time, on the same basis as those benefits that are generally made available to other employees of the Company. We offer medical and dental coverage, group life insurance (1 times annual base pay), and a retirement savings plan that includes company contributions of up to 11% (comprised of 401(k) matching contributions of 100% on the first 6% of the employee's contributions plus a 5% company retirement contribution), subject to IRS code restrictions.

Vacation
As a part of our employee-centric approach, this position offers flexible vacation time which allows you to take time off as needed, while continuing to drive business results.In addition to annual vacation, we also observe twelve (12) Company and two (2) floating holidays each year.

Restrictive Covenant Agreement (RCA)
As a condition of your employment, you will be required to execute a Restrictive Covenant Agreement (the "RCA") with the Company regarding protection and non-disclosure of confidential information and non-competition, non-solicitation and no hire. A copy of this agreement will be provided to you under separate cover.

Background Check & Drug Screen
This offer of employment is contingent upon the satisfactory completion of a third-party background check and pre-employment examination including tests for substance abuse. If not satisfactorily completed, the offer will be rescinded.

Employment Verification
As required by law, we will need to verify and document your identity and eligibility for employment in Irving, TX. You can find a complete list of acceptable documents at http://www.uscis.gov/files/form/i-9.pdf. Please bring appropriate documentation on your start date. Do not complete the form in advance; you must complete it on your first day of employment.

Suspension of Pension Benefits
Upon reinstating employment with Celanese your pension benefits under the former CE defined pension benefit plan will be suspended. During your active employment with Celanse, the pension benefit is locked. Upon retirement the benefit will be re-instated in it's current form (future modifications to current pension selections are not allowed under the plan). There are no fees or penalties associated with suspending pension distributions or re-instating. You must notify the provider of your employment status within 30 days of hire.

Terms & Conditions of Employment
This offer letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises that may have been made to you.

Sincerely,

/s/ Vanessa Dupuis

Vanessa Dupuis
Chief Human Resources Officer

Acknowledgment of Offer:
(Please check one)

☒
I accept the above described offer of employment with Celanese and understand that my employment status will be considered at-will and may be terminated at any time for any reason. Upon acceptance of this offer, I agree to keep the terms and conditions of this agreement confidential.

I decline your offer of employment.

Signature:	/s/ Todd L. Elliott	Date:	15-Jan-2025

Anticipated Start Date: February 3, 2025

Addendum B

April 30, 2025
To: Todd Elliott
From: Vanessa Dupuis
Subject: Second Addendum to Your Offer Letter

Todd,

For purposes of your LTI award agreements, Celanese Corporation and its subsidiaries (the “Company”) agree that, provided you remain an employee of the Company until at least February 3, 2026, your “years of service” for purposes of the definition of “Retirement” as set forth in award agreements for awards granted to you pursuant to the Company’s Amended and Restated 2018 Global Incentive Plan shall include years of service prior to your previous departure from Celanese in 2020.

Sincerely,

/s/ Vanessa Dupuis
Vanessa Dupuis
Chief Human Resources Officer

Acknowledgement

I acknowledge receipt and accept this Addendum to my Offer Letter

/s/ Todd Elliott                  Date: May 1, 2025
Todd Elliott
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